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                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements Forms S-3 (No.333-72067 and 333-72069) and Form S-8 (No. 333-72065) of Philips
International Realty Corp. of our reports (i) dated March 1, 2000, with respect to the consolidated financial statements and schedule of Philips International Realty Corp. included in this Annual Report (Form 10-K) for the two years ended December 31, 1999 and 1998 and for the period July 16, 1997 (Incorporation) to December 31, 1997 and (ii) dated March 6, 1998 with respect to the combined financial statements of The Philips Company for the period ended December 31, 1997



                                               /s/ Ernst & Young LLP

New York, New York
March 30, 2000